                                                                    EXHIBIT 2.2



                  General Assignment and Assumption Agreement


                                    between



                            Hewlett-Packard Company


                                      and


                           Agilent Technologies, Inc.



                              ______________, 1999

                               TABLE OF CONTENTS

                                                                                             Page
                                                                                             ----
     ARTICLE I CONTRIBUTION AND ASSUMPTION................................................     1

  Section 1.1     Contribution of Assets and Assumption of Liabilities....................     1
  Section 1.2     Agilent Assets..........................................................     2
  Section 1.3     Agilent Liabilities.....................................................     4
  Section 1.4     The Non-US Plan.........................................................     5
  Section 1.5     Methods of Transfer and Assumption......................................     6
  Section 1.6     Governmental Approvals and Consents.....................................     7
  Section 1.7     Nonrecurring Costs and Expenses.........................................     8
  Section 1.8     Novation of Assumed Agilent Liabilities.................................     8

     ARTICLE II LITIGATION................................................................     9

  Section 2.1     Allocation..............................................................     9
  Section 2.2     Cooperation.............................................................     9

     ARTICLE III MISCELLANEOUS............................................................    10

  Section 3.1     Entire Agreement........................................................    10
  Section 3.2     Governing Law...........................................................    10
  Section 3.3     Notices.................................................................    10
  Section 3.4     Parties in Interest.....................................................    10
  Section 3.5     Counterparts............................................................    10
  Section 3.6     Binding Effect; Assignment..............................................    10
  Section 3.7     Severability............................................................    11
  Section 3.8     Failure or Indulgence Not Waiver; Remedies Cumulative...................    11
  Section 3.9     Amendment...............................................................    11
  Section 3.10    Authority...............................................................    11
  Section 3.11    Interpretation..........................................................    11
  Section 3.12    Conflicting Agreements..................................................    11

     ARTICLE IV DEFINITIONS...............................................................    12

  Section 4.1     Action..................................................................    12
  Section 4.2     Affiliated Company......................................................    12
  Section 4.3     Agilent Assets..........................................................    12
  Section 4.4     Agilent Balance Sheet...................................................    12
  Section 4.5     Agilent Business........................................................    12
  Section 4.6     Agilent Contingent Gain.................................................    12
  Section 4.7     Agilent Contingent Liability............................................    13
  Section 4.8     Agilent Contracts.......................................................    13
  Section 4.9     Agilent Group...........................................................    14
  Section 4.10    Agilent Liabilities.....................................................    14
  Section 4.11    Agilent Pro Forma Balance Sheet.........................................    14
  Section 4.12    Agilent World Trade.....................................................    14
  Section 4.13    Ancillary Agreement.....................................................    14

  Section 4.14    Assets..............................................  14
  Section 4.15    Consents............................................  16
  Section 4.16    Contracts...........................................  16
  Section 4.17    Delayed Transfer Assets.............................  16
  Section 4.18    Distribution........................................  16
  Section 4.19    Distribution Date...................................  16
  Section 4.20    Environmental Actions...............................  16
  Section 4.21    Excluded Assets.....................................  16
  Section 4.22    Excluded Liabilities................................  17
  Section 4.23    Governmental Approvals..............................  17
  Section 4.24    Governmental Authority..............................  17
  Section 4.25    HP Group............................................  17
  Section 4.26    Indemnification and Insurance Matters Agreement.....  17
  Section 4.27    Insurance Policies..................................  17
  Section 4.28    Insured Agilent Liability...........................  17
  Section 4.29    Intellectual Property...............................  17
  Section 4.30    IPO Registration Statement..........................  17
  Section 4.31    Liabilities.........................................  18
  Section 4.32    Litigation Disclosure Letter........................  18
  Section 4.33    Local Transfer Agreements...........................  18
  Section 4.34    Non-US Plan.........................................  18
  Section 4.35    OFLs................................................  18
  Section 4.36    Person..............................................  18
  Section 4.37    Retained Payables...................................  19
  Section 4.38    Retained Receivables................................  19
  Section 4.39    Security Interest...................................  19
  Section 4.40    Separation..........................................  19
  Section 4.41    Separation Agreement................................  19
  Section 4.42    Separation Date.....................................  19
  Section 4.43    Subsidiary..........................................  19
  Section 4.44    Taxes...............................................  20

                                   SCHEDULES

Schedule 1.1(c)          Delayed Transfer Assets and Liabilities
Schedule 1.2(a)(xii)     Specific Agilent Assets to be Transferred
Schedule 1.2(b)(i)       Excluded Assets
Schedule 1.3(a)(vi)      Divested Businesses Which Contain Liabilities to be
                         Transferred to Agilent
Schedule 1.3(a)(vii)     Specific Agilent Liabilities
Schedule 1.3(b)(i)       Excluded Liabilities

                  GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

     This General Assignment and Assumption Agreement (this "Agreement") is entered into on _________, 1999 between Hewlett-Packard Company, a Delaware corporation ("HP"), and Agilent Technologies, Inc., a Delaware corporation ("Agilent"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in Article IV hereof.

                                   RECITALS

     WHEREAS, HP hereby and by certain other instruments of even date herewith transfers or will transfer to Agilent effective as of the Separation Date, substantially all of the business and assets of the Agilent Business owned by HP in accordance with the Master Separation and Distribution Agreement dated as of August 12, 1999 between the parties (the "Separation Agreement"). It is the intent of the parties hereto, by this Agreement and the other agreements and instruments provided for in the Separation Agreement, that HP and its Subsidiaries convey to Agilent and its Subsidiaries substantially all of the business and assets of the Agilent Business.

     WHEREAS, it is further intended between the parties that Agilent assume certain of the liabilities related to the Agilent Business, as provided in this Agreement, the Separation Agreement or the other agreements and instruments provided for in the Separation Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE I

                          CONTRIBUTION AND ASSUMPTION

     Section 1.1  Contribution Of Assets And Assumption Of Liabilities.

     (a) Transfer of Assets. Effective on the Separation Date, HP hereby assigns, transfers, conveys and delivers to Agilent, and agrees to cause its applicable Subsidiaries to assign, transfer, convey and deliver to Agilent's applicable Subsidiaries pursuant to the relevant Local Transfer Agreements, and Agilent hereby accepts from HP, and agrees to cause its applicable Subsidiaries to accept from HP's applicable Subsidiaries, all of HP's and its applicable Subsidiaries' respective right, title and interest in all Agilent Assets, other than the Delayed Transfer Assets; provided, however, that any Agilent Assets that are specifically assigned or transferred pursuant to another Ancillary Agreement shall not be assigned or transferred pursuant to this Section 1.1(a).

     (b) Assumption of Liabilities. Effective on the Separation Date, Agilent hereby assumes and agrees faithfully to perform and fulfill, all the Agilent Liabilities held by HP, other than the Delayed Transfer Liabilities, in accordance with their respective terms, and agrees to cause its applicable Subsidiaries to assume, perform and fulfill all the Agilent Liabilities held by its Subsidiaries (other than the Delayed Transfer Liabilities), in accordance with their respective terms. Agilent shall be responsible for all Agilent Liabilities held by HP, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, on or after the date hereof, regardless of where or against whom such Liabilities are asserted or determined (including any Agilent Liabilities arising out of claims made by HP's or Agilent's respective directors, officers, consultants, independent contractors, employees or agents against any member of the HP Group or the Agilent Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any member of the HP Group or the Agilent Group or any of their respective directors, officers, employees or agents.

     (c) Delayed Transfer Assets and Liabilities. Each of the parties hereto agrees that the Delayed Transfer Assets will be assigned, transferred, conveyed and delivered, and the Delayed Transfer Liabilities will be assumed, in accordance with the terms of the agreements that provide for such assignment, transfer, conveyance and delivery, or such assumption, after the date of this Agreement or as otherwise set forth on Schedule 1.1(c). Following such assignment, transfer, conveyance and delivery of any Delayed Transfer Asset, or the assumption of any Delayed Transfer Liability, the applicable Delayed Transfer Asset or Delayed Transfer Liability shall be treated for all purposes of this Agreement and the Ancillary Agreements as an Agilent Asset or as an Agilent Liability, as the case may be.

     (d) Misallocated Assets. In the event that at any time or from time to time (whether prior to, on or after the Separation Date), any party hereto (or any member of such party's respective Group), shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement or any Ancillary Agreement, such party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person.

     Section 1.2  Agilent Assets.

     (a) Included Assets. For purposes of this Agreement, "Agilent Assets" shall mean (without duplication) the following Assets, except as otherwise provided for in any Ancillary Agreement or other express agreement of the parties:

         (i) all Assets reflected in the Agilent Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Agilent Balance Sheet;

         (ii) all Assets that have been written off, expensed or fully depreciated that, had they not been written off, expensed or fully depreciated, would have been reflected in the Agilent Balance Sheet in accordance with the principles and accounting policies under which the Agilent Balance Sheet was prepared;

         (iii) all Assets acquired by HP or its Subsidiaries after the date of the Agilent Balance Sheet that would be reflected in the consolidated balance sheet of Agilent as of the

Separation Date if such consolidated balance sheet was prepared using the same principles and accounting policies under which the Agilent Balance Sheet was prepared;

         (iv) all Assets that are used primarily by the Agilent Business at the Separation Date but are not reflected in the Agilent Balance Sheet due to mistake or unintentional omission; provided, however, that no Asset shall be an Agilent Asset unless Agilent or its Subsidiaries has, on or before the first anniversary of the Distribution Date, given HP or its Subsidiaries notice that such Asset is an Agilent Asset;

         (v)    all Agilent Contingent Gains;

         (vi)   all Agilent Contracts;

         (vii)  all issued and outstanding capital stock of Agilent World Trade;

         (viii) all issued and outstanding stock, investments or similar interests of HP and the Subsidiaries of HP listed on Schedule 2.1(b) of the Separation Agreement;

         (ix) all computers, desks, equipment (including equipment used for research and development) and other Assets used primarily by employees of HP that will become employees of Agilent in connection with the Separation; and

         (x)    cash, as set forth in Section 2.2 of the Separation Agreement;

         (xi) to the extent permitted by law and subject to the Indemnification and Insurance Matters Agreement, all rights of any member of the Agilent Group under any of HP's Insurance Policies or other insurance policies issued by Persons unaffiliated with HP; and

         (xii) all Assets that are expressly contemplated by this Agreement, the Separation Agreement or any other Ancillary Agreement (or Schedule 1.2(a)(xii) or any other Schedule hereto or thereto) as Assets to be transferred to Agilent or any other member of the Agilent Group.

Notwithstanding the foregoing, any Assets held directly or indirectly by Agilent World Trade or any Subsidiaries of HP listed on Schedule 2.1(b) of the Separation Agreement shall not be assigned or transferred pursuant to Section 1.1(a), and the Agilent Assets shall not in any event include the Excluded Assets referred to in Section 1.2(b) below.

     (b) Excluded Assets. For the purposes of this Agreement, "Excluded Assets" shall mean:

           (i)  the Assets listed or described on Schedule 1.2(b)(i);

           (ii) the Retained Receivables; and

         (iii) any Assets that are expressly contemplated by the Separation Agreement, this Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by HP or any other member of the HP Group.

     Section 1.3  Agilent Liabilities.

     (a) Included Liabilities. For the purposes of this Agreement, "Agilent Liabilities" shall mean (without duplication) the following Liabilities, except as otherwise provided for in any Ancillary Agreement or other express agreement of the parties:

          (i) all Liabilities reflected in the Agilent Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Agilent Balance Sheet;

         (ii) all Liabilities of HP or its Subsidiaries that arise after the date of the Agilent Balance Sheet that would be reflected in the consolidated balance sheet of Agilent as of the Separation Date if such consolidated balance sheet was prepared using the same principles and accounting policies under which the Agilent Balance Sheet was prepared;

         (iii) all Liabilities that are related primarily to the Agilent Business at the Separation Date but are not reflected in the Agilent Balance Sheet due to mistake or unintentional omission; provided, however, that no Liability shall be an Agilent Liability unless HP or its Subsidiaries, on or before the first anniversary of the Distribution Date, has given Agilent or its Subsidiaries notice that such Liability is an Agilent Liability;

         (iv)    all Agilent Contingent Liabilities;

         (v) all Liabilities (other than Liabilities for Taxes), whether arising before, on or after the Separation Date, primarily relating to, arising out of or resulting from:

                  (1) the operation of the Agilent Business, as conducted at any time prior to, on or after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority));

                  (2) the operation of any business conducted by any member of the Agilent Group at any time after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority)); or

                  (3) any Agilent Assets;

         (vi) all Liabilities relating to, arising out of or resulting from any of the terminated, divested or discontinued businesses and operations listed or described on Schedule 1.3(a)(vi); and

       (vii) all Liabilities that are expressly contemplated by this Agreement, Schedule 1.3(a)(vii), the Separation Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Agilent or any member of the Agilent Group, and all agreements, obligations and Liabilities of any member of the Agilent Group under this Agreement or any of the Ancillary Agreements.

Notwithstanding the foregoing, any Liabilities of Agilent World Trade or any Subsidiaries of HP listed on Schedule 2.1(b) of the Separation Agreement shall not be assumed pursuant to Section 1.2(a), and the Agilent Liabilities shall not include the Excluded Liabilities referred to in Section 1.3(b) below.

  (b) Excluded Liabilities. For the purposes of this Agreement, "Excluded Liabilities" shall mean:

        (i)      all Liabilities listed or described in Schedule 1.3(b)(i);

        (ii)     the Retained Payables;

        (iii)    all Insured Agilent Liabilities;

        (iv) all Environmental Actions set forth in Section 1.4(b) of the Indemnification and Insurance Matters Agreement; and

        (v) all Liabilities that are expressly contemplated by this Agreement, the Separation Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by HP or any other member of the HP Group, and all agreements and obligations of any member of the HP Group under the Separation Agreement, this Agreement or any other Ancillary Agreement.

     Section 1.4 The Non-us Plan.

  (a) Consummation of Non-US Plan. Each of HP and Agilent shall take, and shall cause each member of its respective Group to take, such action as reasonably necessary to consummate the transactions contemplated by the Non-US Plan (whether prior to, on or after the Separation Date). Notwithstanding anything in this Agreement, the Separation Agreement or in any other Ancillary Agreement to the contrary, no party to a Local Transfer Agreement shall be entitled to receive or retain any Asset unless such party shall have paid any consideration contemplated to be paid in connection therewith pursuant to the Non-US Plan.

  (b) Transfer of Stock. Effective on the Separation Date, HP shall transfer all of its right, title and interest in and to all of the issued and outstanding capital stock in Agilent World Trade and the other Subsidiaries listed in
Schedule 2.1(b) of the Separation Agreement, to Agilent by means of a contribution of such capital stock by HP to Agilent. The parties hereto shall execute, or cause to be executed, such transfer instruments as they mutually deem appropriate to effectuate and evidence such transfer.

     Section 1.5  Methods Of Transfer And Assumption.

     (a) Terms of Other Ancillary Agreements Govern. The parties shall enter into the other Ancillary Agreements, on or about the date of this Agreement. To the extent that the transfer of any Agilent Asset or the assumption of any Agilent Liability is expressly provided for by the terms of any other Ancillary Agreement, the terms of such other Ancillary Agreement shall effect, and determine the manner of, the transfer or assumption. It is the intent of the parties that pursuant to Sections 1.1, 1.2 and 1.3, the transfer and assumption of all other Agilent Assets and Agilent Liabilities, other than Delayed Transfer Assets and Delayed Transfer Liabilities, shall be made effective as of the Separation Date; provided, however, that circumstances in various jurisdictions outside the United States may require the transfer of certain Assets and the assumption of certain Liabilities to occur in such other manner and at such other time as the parties shall agree, as provided in Section 1.4 hereof.

     (b) Mistaken Assignments and Assumptions. In addition to those transfers and assumptions accurately identified and designated by the parties to take place but which the parties are not able to effect prior to the Separation Date, there may exist (i) Assets that the parties discover were, contrary to the agreements between the parties, by mistake or omission, transferred to Agilent or retained by HP or (ii) Liabilities that the parties discover were, contrary to the agreements between the parties, by mistake or omission, assumed by Agilent or not assumed by Agilent. The parties shall cooperate in good faith to effect the transfer or re-transfer of such Assets, and/or the assumption or re-assumption of such Liabilities, to or by the appropriate party and shall not use the determination that remedial actions need to be taken to alter the original intent of the parties hereto with respect to the Assets to be transferred to or Liabilities to be assumed by Agilent. Each party shall reimburse the other or make other financial adjustments (e.g., without limitation, cash reserves) or other adjustments to remedy any mistakes or omissions relating to any of the Assets transferred hereby or any of the Liabilities assumed hereby.

     (c) Transfer of Assets and Liabilities Not Included in Agilent Assets and Agilent Liabilities. In the event the parties discover Assets and Liabilities that relate primarily to the Agilent Business but do not constitute Agilent Assets under Section 1.2 or Agilent Liabilities under Section 1.3, the parties shall cooperate in good faith to effect the transfer of such Assets at book value, or the assumption of such Liabilities, to Agilent or its Subsidiaries and shall not use the determination of remedial actions contemplated in the Separation Agreement to alter the original intent of the parties hereto with respect to the Assets to be transferred to or Liabilities to be assumed by Agilent. Each party shall reimburse the other or make other financial adjustments (e.g., without limitation, cash reserves) or other adjustments to remedy any mistakes or omissions relating to any of the Assets transferred hereby or any of the Liabilities assumed hereby.

     (d) Documents Relating to Other Transfers of Assets and Assumption of Liabilities. In furtherance of the assignment, transfer and conveyance of Agilent Assets and the assumption of Agilent Liabilities set forth in Sections 1.5(a), (b) and (c) and certain Ancillary Agreements, simultaneously with the execution and delivery hereof or as promptly as practicable thereafter, (i) HP shall execute and deliver, and shall cause its Subsidiaries in accordance with Local Transfer Agreements to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of HP's and its Subsidiaries' right, title and interest in and to the Agilent Assets to Agilent and (ii) Agilent shall execute and deliver, to HP and its Subsidiaries such bills of sale, stock powers, certificates of title, assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Agilent Liabilities by Agilent.

     Section 1.6  Governmental Approvals And Consents.

     (a) Transfer In Violation of Laws. If and to the extent that the valid, complete and perfected transfer assignment or novation to the Agilent Group of any Agilent Assets and Agilent Liabilities (or from the Agilent Group of any Non-Agilent Assets) would be a violation of applicable laws or require any Consent or Governmental Approval in connection with the Separation, the IPO or the Distribution, then, unless HP shall otherwise determine, the transfer, assignment or novation to or from the Agilent Group, as the case may be, of such Agilent Assets or Non-Agilent Assets, respectively, shall be automatically deemed deferred and any such purported transfer, assignment or novation shall be null and void until such time as all legal impediments are removed and/or such Consents or Governmental Approvals have been obtained. Notwithstanding the foregoing, such Asset shall still be considered an Agilent Asset for purposes of determining whether any Liability is an Agilent Liability; provided, however, that if such covenants or Governmental Approvals have not been obtained within six months of the Distribution Date, the parties will use their reasonable commercial efforts to achieve an alternative solution in accordance with the parties' intentions.

     (b) Transfers Not Consummated Prior to Separation Date. If the transfer, assignment or novation of any Assets intended to be transferred or assigned hereunder, including pursuant to the Non-US Plan, is not consummated prior to or on the Separation Date, whether as a result of the provisions of Section 1.6(a) or for any other reason, then the Person retaining such Asset shall thereafter hold such Asset for the use and benefit, insofar as reasonably possible, of the Person entitled thereto (at the expense of the Person entitled thereto). In addition, the Person retaining such Asset shall take such other actions as may be reasonably requested by the Person to whom such Asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Agilent Assets (or such Non-Agilent Assets, as the case may be), including possession, use, risk of loss, potential for gain, and dominion, control and command over such Assets, are to inure from and after the Separation Date to the Agilent Group (or the HP Group, as the case may be). If and when the Consents and/or Governmental Approvals, the absence of which caused the deferral of transfer of any Asset pursuant to Section 1.6(a), are obtained, the transfer of the applicable Asset shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

     (c) Expenses. The Person retaining an Asset due to the deferral of the transfer of such Asset shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by the Person entitled to the Asset, other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Asset.

     Section 1.7 Nonrecurring Costs And Expenses. Notwithstanding anything herein to the contrary, any nonrecurring costs and expenses incurred by the parties hereto to effect the transactions contemplated hereby which are not allocated pursuant to the terms of the Separation Agreement, this Agreement or any other Ancillary Agreement shall be the responsibility of the party which incurs such costs and expenses.

     Section 1.8 Novation Of Assumed Agilent Liabilities.

     (a) Reasonable Commercial Efforts. Each of HP and Agilent, at the request of the other, shall use their reasonable commercial efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate (including with respect to any federal government contract) or assign all rights and obligations under agreements, leases, licenses and other obligations or Liabilities (including Agilent OFLs) of any nature whatsoever that constitute Agilent Liabilities or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Agilent Group, so that, in any such case, Agilent and its Subsidiaries will be solely responsible for such Liabilities; provided, however, that neither HP, Agilent nor their Subsidiaries shall be obligated to pay any consideration therefor to any third party from whom such consents, approvals, substitutions and amendments are requested.

     (b) Inability to Obtain Novation. If HP or Agilent is unable to obtain, or to cause to be obtained, any such required consent, approval, release, substitution or amendment, the applicable member of the HP Group shall continue to be bound by such agreements, leases, licenses and other obligations and, unless not permitted by law or the terms thereof (except to the extent expressly set forth in this Agreement, the Separation Agreement or any other Ancillary Agreement), Agilent shall, as agent or subcontractor for HP or such other Person, as the case may be, pay, perform and discharge fully, or cause to be paid, transferred or discharged all the obligations or other Liabilities of HP or such other Person, as the case may be, thereunder from and after the date hereof. HP shall, without further consideration, pay and remit, or cause to be paid or remitted, to Agilent or its appropriate Subsidiary promptly all money, rights and other consideration received by it or any member of its respective Group in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, HP shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any member of its respective Group to Agilent without payment of further consideration and Agilent shall, without the payment of any further consideration, assume such rights and obligations.

                                  ARTICLE II

                                  LITIGATION

     Section 2.1  Allocation.

     (a) Litigation to Be Transferred to Agilent. Notwithstanding any contrary provisions in the provisions of the Indemnification and Insurance Matters Agreement, on the Separation Date, the responsibilities for management of the litigation identified in Section 2.1(a) of a litigation disclosure letter (the "Litigation Disclosure Letter"), which will be delivered by HP to Agilent on the Separation Date, shall be transferred in their entirety from HP and its Subsidiaries to Agilent and its Subsidiaries. As of the Separation Date and thereafter, Agilent shall manage the defense of this litigation and shall cause its applicable Subsidiaries to do the same. HP and its Subsidiaries must first obtain the prior consent of Agilent or its applicable Subsidiary for any action taken subsequent to the Separation Date in connection with the litigation identified in the Litigation Disclosure Letter, which consent cannot be unreasonably withheld or delayed. All other matters relating to such litigation, including but not limited to indemnification for such claims, shall be governed by the provisions of the Indemnification and Insurance Matters Agreement.

     (b) Litigation to be Defended by HP at Agilent's Expense. Notwithstanding any contrary provisions in the Indemnification and Insurance Matters Agreement, HP shall defend, and shall cause its applicable Subsidiaries to defend, the litigation identified in Section 2.1(b) of the Litigation Disclosure Letter. All other matters relating to such litigation, including but not limited to indemnification for such claims, shall be governed by the provisions of the Indemnification and Insurance Matters Agreement.

     (c) All Other Litigation. All other litigation outstanding at the Separation Date not included in the Litigation Disclosure Letter shall remain with HP, and Agilent shall have no liability in connection with, or responsibility for defending, such litigation.

     Section 2.2 Cooperation. HP and Agilent and their respective Subsidiaries shall cooperate with each other in the defense of any litigation covered under this Article II and afford to each other reasonable access upon reasonable advance notice to witnesses and information (other than information protected from disclosure by applicable privileges) that is reasonably required to defend this litigation as set forth in Section 5.4 of the Separation Agreement. The foregoing agreement to cooperate includes, but is not limited to, an obligation to provide access to qualified assistance to provide information, witnesses and documents to respond to discovery requests in specific lawsuits. In such cases, cooperation shall be timely so that the party responding to discovery may meet all court-imposed deadlines. The party requesting information shall reimburse the party providing information consistent with the terms of Section 5.4 of the Separation

Agreement. The obligations set forth in this paragraph are more clearly defined in Section 5.4 of the Separation Agreement, to which reference is hereby made.

                                  ARTICLE III

                                 MISCELLANEOUS

     Section 3.1 Entire Agreement. This Agreement, the Master Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

     Section 3.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as to all matters regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     Section 3.3 Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one (1) business day after being deposited with an overnight courier service or (v) four (4) days after being deposited in the US mail, First Class with postage prepaid, and addressed to the attention of the party's General Counsel at the address of its principal executive office or such other address as a party may request by notifying the other in writing.

     Section 3.4 Parties In Interest. This Agreement, including the Schedules and Exhibits hereto, and the other documents referred to herein, shall be binding upon and inure solely to the benefit of each party hereto and their legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 3.5 Counterparts. This Agreement, including the Schedules and Exhibits hereto, and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     Section 3.6 Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. This Agreement may not be assigned by any party hereto.

     Section 3.7 Severability. If any term or other provision of this Agreement or the Schedules or Exhibits attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 3.8 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules or Exhibits attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 3.9 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

     SECTION 3.10 Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

     SECTION 3.11 Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

     SECTION 3.12 Conflicting Agreements. In the event of conflict between this Agreement and any other Ancillary Agreement or other agreement executed in connection herewith, the provisions of Ancillary Agreement and such other agreement shall prevail.

                                  ARTICLE IV

                                  DEFINITIONS

     SECTION 4.1 Action. "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal.

     SECTION 4.2 Affiliated Company. "Affiliated Company" means, with respect to HP, any entity in which HP holds a 50% or less ownership interest and that is listed on Schedule 7.1(a) to the Separation Agreement and, with respect to Agilent, any entity in which Agilent holds a 50% or less ownership interest and that is listed on Schedule 7.1(b) to the Separation Agreement. Schedules 7.1(a) and 7.1(b) may be amended from time to time after the date hereof upon mutual written consent of the parties.

     SECTION 4.3 Agilent Assets. "Agilent Assets" has the meaning set forth in Section 1.2 of this Agreement.

     SECTION 4.4 Agilent Balance Sheet. "Agilent Balance Sheet" means the audited consolidated balance sheet (including the notes thereto) of the Agilent Business as of July 31, 1999 that is included in the IPO Registration Statement.

     SECTION 4.5 Agilent Business. "Agilent Business" the business and operations of the business entities of HP currently known under the following names, as described in the IPO Registration Statement and as such business and operations will continue following the Separation Date: (i) the Test and Measurement Organization, (ii) the Semiconductor Products Group, (iii) the Chemical Analysis Group, (iv) the Healthcare Solutions Group and (v) the portion of HP Labs and infrastructure organizations related to these businesses and (b) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the Agilent Business as then conducted.

     SECTION 4.6 Agilent Contingent Gain. "Agilent Contingent Gain" means any claim or other right of a member of the HP Group or the Agilent Group that primarily relates to the Agilent Business, whenever arising, against any Person other than a member of the HP Group or the Agilent Group, if and to the extent that (i) such claim or right arises out of the events, acts or omissions occurring as of the Separation Date (based on then existing law) and (ii) the existence or scope of the obligation of such other Person as of the Separation Date was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Separation Date or as a result of the failure of such claim or other right to have been discovered or asserted as of the Separation Date. A claim or right meeting the foregoing definition shall be considered an Agilent Contingent Gain regardless of whether there was any Action pending, threatened or contemplated as of the Separation Date with respect thereto. In the case of any claim or right a portion of which arises out of events, acts or omissions occurring prior to the Separation Date and a portion of which arises out of events, acts or omissions occurring on or after the Separation Date, only that portion that arises out of events, acts or omissions occurring prior to the Separation Date shall be considered an Agilent Contingent Gain. For purposes of the foregoing, a claim or right shall be deemed to have accrued as of the Separation Date if all the elements of the claim necessary for its assertion shall have occurred on or prior to the Separation Date, such that the claim or right, were it asserted in an Action on or prior to the Separation Date, would not be dismissed by a court on ripeness or similar grounds. Notwithstanding the foregoing, none of (i) any Insurance Proceeds, (ii) any Excluded Assets, (iii) any reversal of any litigation or other reserve, or
(iv) any matters relating to Taxes (which are governed by the Tax Sharing Agreement) shall be deemed to be an Agilent Contingent Gain.

     SECTION 4.7 Agilent Contingent Liability. "Agilent Contingent Liability" means any Liability, other than Liabilities for Taxes (which are governed by the Tax Sharing Agreement), of a member of the HP Group or the Agilent Group that primarily relates to the Agilent Business, whenever arising, to any Person other than a member of the HP Group or the Agilent Group, if and to the extent that
(i) such Liability arises out of the events, acts or omissions occurring as of the Separation Date and (ii) the existence or scope of the obligation of a member of the HP Group or the Agilent Group as of the Separation Date with respect to such Liability was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Separation Date or as a result of the failure of such Liability to have been discovered or asserted as of the Separation Date (it being understood that the existence of a litigation or other reserve with respect to any Liability shall not be sufficient for such Liability to be considered acknowledged, fixed or determined). In the case of any Liability a portion of which arises out of events, acts or omissions occurring prior to the Separation Date and a portion of which arises out of events, acts or omissions occurring on or after the Separation Date, only that portion that arises out of events, acts or omissions occurring prior to the Separation Date shall be considered an Agilent Contingent Liability. For purposes of the foregoing, a Liability shall be deemed to have arisen out of events, acts or omissions occurring prior to the Separation Date if all the elements necessary for the assertion of a claim with respect to such Liability shall have occurred on or prior to the Separation Date, such that the claim, were it asserted in an Action on or prior to the Separation Date, would not be dismissed by a court on ripeness or similar grounds. For purposes of clarification of the foregoing, the parties agree that no Liability relating to, arising out of or resulting from any obligation of any Person to perform the executory portion of any contract or agreement existing as of the Separation Date, or to satisfy any obligation accrued under any Plan (as defined in the Employee Matters Agreement) as of the Separation Date, shall deemed to be an Agilent Contingent Liability. For purposes of determining whether a claim relating to the Year 2000 problem is an Agilent Contingent Liability, claims relating to products shipped prior to the Separation Date shall be deemed to have arisen prior to the Separation Date.

     SECTION 4.8 Agilent Contracts. "Agilent Contracts" means the following contracts and agreements to which HP is a party or by which it or any of its Assets is bound, whether or not in writing, except for any such contract or agreement that is contemplated to be retained by HP or any member of the HP Group pursuant to any provision of this Agreement or any other Ancillary Agreement:

          (i) any contract or agreement entered into in the name of, or expressly on behalf of, any division or business unit of Agilent;

          (ii) any contract or agreement that relates primarily to the Agilent Business;

          (iii) any contracts or agreements related to the computers, desks, equipment and other Assets used or managed primarily by employees of HP that will become employees of Agilent in connection with the Separation;

          (iv) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement, the Separation Agreement or any of the other Ancillary Agreements to be assigned to Agilent;

          (v) any guarantee, indemnity, representation, warranty or other Liability of any member of the Agilent Group or the HP Group in respect of any other Agilent Contract, any Agilent Liability or the Agilent Business (including guarantees of financing incurred by customers or other third parties in connection with purchases of products or services from the Agilent Business); and

          (vi)   any Agilent OFL.

     SECTION 4.9 Agilent Group. "Agilent Group" means Agilent, each Subsidiary and Affiliated Company of Agilent immediately after the Separation Date or that is contemplated to be a Subsidiary or Affiliated Company of Agilent pursuant to the Non-US Plan and each Person that becomes a Subsidiary or Affiliate Company of Agilent after the Separation Date.

     SECTION 4.10 Agilent Liabilities. "Agilent Liabilities" has the meaning set forth in Section 1.3 of this Agreement.

     SECTION 4.11 Agilent Pro Forma Balance Sheet. "Agilent Pro Forma Balance Sheet" means the unaudited pro forma condensed consolidated balance sheet appearing in the IPO Registration Statement.

     SECTION 4.12 Agilent World Trade. "Agilent World Trade" refers to Agilent World Trade, Inc., a Delaware corporation.

     SECTION 4.13 Ancillary Agreement. "Ancillary Agreement" has the meaning set forth in Section 2.1 of the Separation Agreement.

     SECTION 4.14 Assets. "Assets" means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

       (i) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

       (ii) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

       (iii) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

       (iv) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise;

       (v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; and all other investments in securities of any Person;

       (vi) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

       (vii)   all deposits, letters of credit and performance and surety bonds;

       (viii) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

       (ix) all Intellectual Property and licenses from third Persons granting the right to use any Intellectual Property;

       (x) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

       (xi) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

       (xii) all prepaid expenses, trade accounts and other accounts and notes receivables;

       (xiii) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

       (xiv) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

       (xv) all licenses (including radio and similar licenses), permits, approvals and authorizations which have been issued by any Governmental Authority;

       (xvi) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

       (xvii) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

     SECTION 4.15 Consents. "Consents" means any consents, waivers or approvals from, or notification requirements to, any third parties.

     SECTION 4.16 Contracts. "Contracts" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

     SECTION 4.17 Delayed Transfer Assets. "Delayed Transfer Assets" means any Agilent Assets that are expressly provided in this Agreement, the Separation Agreement or any other Ancillary Agreement to be transferred after the date of this Agreement.

     SECTION 4.18 Distribution. "Distribution" means HP's pro rata distribution to the holders of its common stock, $0.01 par value, several months following the IPO, of all of the shares of Agilent common stock owned by HP.

     SECTION 4.19 Distribution Date. "Distribution Date" has the meaning set forth in Section 4.1 of the Separation Agreement.

     SECTION 4.20 Environmental Actions. "Environmental Actions" has the meaning set forth in Section 4.15 of the Indemnification and Insurance Matters Agreement.

     SECTION 4.21 Excluded Assets. "Agilent Assets" has the meaning set forth in Section 1.2(b) of this Agreement.

     SECTION 4.22 Excluded Liabilities. "Agilent Liabilities" has the meaning set forth in Section 1.3(b) of this Agreement.

     SECTION 4.23 Governmental Approvals. "Governmental Approvals" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

     SECTION 4.24 Governmental Authority. "Governmental Authority" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

     SECTION 4.25 HP Group. "HP Group" means HP, each Subsidiary and Affiliated Company of HP (other than any member of the Agilent Group) immediately after the Separation Date, after giving effect to the Non-US Plan and each Person that becomes a Subsidiary or Affiliate Company of HP after the Separation Date.

     SECTION 4.26 Indemnification and Insurance Matters Agreement.. "Indemnification and Insurance Matters Agreement" means the Indemnification and Insurance Matters Agreement attached as Exhibit K to the Separation Agreement.

     SECTION 4.27 Insurance Policies. "Insurance Policies". means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.

     SECTION 4.28 Insured Agilent Liability. "Insured Agilent Liability" means any Agilent Liability to the extent that (i) it is covered under the terms of HP's Insurance Policies in effect prior to the Distribution Date and (ii) Agilent is not a named insured under, or otherwise entitled to the benefits of, such Insurance Policies.

     SECTION 4.29 Intellectual Property. "Intellectual Property" means all domestic and foreign patents and patent applications, together with any continuations, continuations-in-part or divisional applications thereof, and all patents issuing thereon (including reissues, renewals and re-examinations of the foregoing); design patents, invention disclosures; mask works; copyrights, and copyright applications and registrations; Web addresses, trademarks, service marks, trade names, and trade dress, in each case together with any applications and registrations therefor and all appurtenant goodwill relating thereto; trade secrets, commercial and technical information, know-how, proprietary or confidential information, including engineering, production and other designs, notebooks, processes, drawings, specifications, formulae, and technology; computer and electronic data processing programs and software (object and source code), data bases and documentation thereof; inventions (whether patented or not); utility models; registered designs, certificates of invention and all other intellectual property under the laws of any country throughout the world.

     SECTION 4.30 IPO Registration Statement. "IPO Registration Statement" means the registration statement on Form S-1 pursuant to the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission registering the shares of common stock of Agilent to be issued in the initial public offering, together with all amendments thereto.

     SECTION 4.31 Liabilities. "Liabilities" means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

     SECTION 4.32 Litigation Disclosure Letter. "Litigation Disclosure Letter" has the meaning set forth in Section 2.1(a) of this Agreement.

     SECTION 4.33 Local Transfer Agreements. "Local Transfer Agreements" means the agreements necessary to effect the Non-US Plan (as defined in the Separation Agreement).

     SECTION 4.34   Non-US Plan. "Non-US Plan" has the meaning set forth in
Section 5.8 of the Separation Agreement.

     SECTION 4.35 OFLs. "OFLs" mean all liabilities, obligations, contingencies, instruments and other Liabilities of any member of the HP Group of a financial nature with third parties existing on the date hereof or entered into or established between the date hereof and the Separation Date, including any of the following:

             (i)    foreign exchange contracts;

             (ii)   letters of credit;

             (iii)  guarantees of third party loans to customers;

             (iv) surety bonds (excluding surety for workers' compensation self-insurance);

             (v) interest support agreements on third party loans to customers;

             (vi)   performance bonds or guarantees issued by third parties;

             (vii)  swaps or other derivatives contracts; and

             (viii) recourse arrangements on the sale of receivables or notes.

     SECTION 4.36 Person. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     SECTION 4.37 Retained Payables. "Retained Payables" means (i) all accounts payable and other obligations of payment for goods or services purchased, leased or otherwise received in the conduct of the Agilent Business that as of the Separation Date are payable to a third Person by HP or any of HP's Subsidiaries, whether past due, due or to become due, including any interest, sales or use taxes, finance charges, late or returned check charges and other obligations of HP or any of HP's Subsidiaries with respect thereto, and any obligations related to any of the foregoing and (ii) all employee compensation Liabilities and other miscellaneous Liabilities for which an adjustment is made in the Agilent Pro Forma Balance Sheet.

     SECTION 4.38 Retained Receivables. "Retained Receivables" means (i) all accounts receivable and other rights to payment for goods or services sold, leased or otherwise provided in the conduct of the Agilent Business that as of the Separation Date are payable by a third Person to HP or any of HP's Subsidiaries, whether past due, due or to become due, including any interest, sales or use taxes, finance charges, late or returned check charges and other obligations of the account debtor with respect thereto, and any proceeds of any of the foregoing and (ii) all other miscellaneous Assets for which an adjustment is made in the Agilent Pro Forma Balance Sheet.

     SECTION 4.39 Security Interest. "Security Interest" means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

     SECTION 4.40 Separation. "Separation" means the transfer and contribution from HP to Agilent, and Agilent's receipt and assumption of, directly or indirectly, substantially all of the Assets and Liabilities currently associated with the Agilent Business and the stock, investments or similar interests currently held by HP in subsidiaries and other entities that conduct such business.

     SECTION 4.41 Separation Agreement. "Separation Agreement" means the Master Separation and Distribution Agreement dated as of August 12, 1999, of which this is an Exhibit thereto.

     SECTION 4.42 Separation Date. "Separation Date" means the effective date and time of each transfer of property, assumption of liability, licenase, undertaking, or agreement in connection with the Separation, which shall be 12:01 a.m., Pacific Time, November 1, 1999, or such date as may be fixed by the Board of Directors of HP.

     SECTION 4.43 Subsidiary. "Subsidiary" means with respect to any specified Person, any corporation, any limited liability company, any partnership or other legal entity of which such Person or its Subsidiaries owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body. Unless context otherwise requires, reference to HP and its Subsidiaries shall not include the subsidiaries of HP that will be transferred to Agilent after giving effect to the Separation, including the actions taken pursuant to the Non-US Plan.

     SECTION 4.44 Taxes. "Taxes" has the meaning set forth in the Tax Sharing Agreement.

                        [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                    HEWLETT PACKARD COMPANY


                                    By:_________________________________________
                                    Name:
                                    Title: President and Chief Executive Officer


                                    AGILENT TECHNOLOGIES, INC.

                                    By:_________________________________________
                                    Name:
                                    Title: President and Chief Executive Officer

           Schedule 1.1(c)  Delayed Transfer Assets and Liabilities

None.

        Schedule 1.2(a)(xii)  Specific Agilent Assets to be Transferred

None.

                      Schedule 1.2(b)(i) Excluded Assets

None.

    Schedule 1.3(a)(vi) Divested Businesses Which Contain Liabilities to be
                            Transferred to Agilent

1. Businesses divested by HP pursuant to the Master Asset Purchase Agreement, dated February 12, 1998, by and between Hewlett-Packard Company and Lucent Technologies, Inc, as amended by Amendment No. 1 to the Master Asset Purchase Agreement, dated March 9, 1998.

2. Businesses divested by HP pursuant to the Amended and Restated Asset Purchase Agreement, dated October 9, 1998, by and between Hewlett-Packard Company and Powerwave Technologies, Inc.

3. Divestiture of certain assets of the Video Communications Division to Pinnacle Systems.

               Schedule 1.3(a)(vii) Specific Agilent Liabilities

                   Schedule 1.3(b)(i)  Excluded Liabilities
None.